Exhibit 10.1

271 Waverly Oaks Road, Suite 108
Waltham, MA 02452

April 25, 2016

Ryan R. Brenneman, CPA, JD

Dear Ryan:

Eyegate Pharmaceuticals, Inc. (the "Company") is pleased to offer you employment with a start date as of April 25, 2015 (the "Start Date"). Your role shall be to serve as Chief Financial Officer (CFO) of the Company. This letter is intended to summarize some of the terms of your employment. We refer you to the policies, plans and practices of the Company for more details on the terms and conditions of your employment.

Your employment is considered "at will"; both you and the Company have the right to terminate your employment at any time for any reason. This letter does not constitute, and shall not be construed as, creating a contract or promise of employment for any set period of time.

You will report to Stephen From, the President and CEO of the Company, and will be responsible for all tasks attendant to the role of CFO of an R&D stage specialty pharmaceutical company, including but not limited to managing the financial statements, SEC reporting, audit of the financial statements, internal controls and Sarbanes-Oxley compliance, accounting function management including budgets and forecasts and financial strategy of the Company, and duties assigned to you by the CEO from time to time.

Your starting base salary is expected to be $9,615.39 every two weeks (which annualizes to $250,000), less applicable withholdings and deductions. In addition, you will be eligible to earn an incentive bonus/commission based on goals set by the Company shortly after your Start Date, with an annual target of up to thirty percent 30% of your base salary. You will also be eligible to receive Incentive Stock Options to purchase 20,866 shares of the Company's common stock within two years following the Start Date based on an evaluation of your performance, with such evaluation and the timing of such award to be determined in the sole discretion of the Compensation Committee of the Board of Directors.

In addition to the base salary and bonus opportunity, subject to approval by the Compensation Committee of the Board of Directors, you will be granted Incentive Stock Options to purchase 41,732 shares of the Company's common stock (the "Options"), effective upon the date of the next meeting of such committee after the date on which your employment with the Company commences (the "Grant Date"). The Options will vest based on your continued employment with the Company as follows: (a) one-third (1/3) of the shares subject the Options shall vest on the first anniversary of the Grant Date; provided however, that upon a Change of Control occurring prior to the first anniversary of the Grant Date, a pro rata amount of such shares calculated monthly based on the number of months passed since the Grant Date shall vest and become exercisable in full upon such Change of Control (no partial vesting shall occur for partial months); and (b) thereafter, one twenty-fourth (1/24) of the remaining shares on the last day of each of the twenty-four (24) consecutive months commencing with the month next following the first anniversary of the Grant Date. The Options shall, in all events, be subject to the terms of the Company's 2014 Equity Incentive Plan (the "Plan"). "Change or Control" means (a) the closing of any merger or consolidation of the Company with any other unrelated person or entity, or (b) the sale of all or substantially all of the assets of the Company to another unrelated person or entity, or (c) the sale of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company to an unrelated party, such that, in each case, the transaction has been approved by the Company's stockholders, and in which the stockholders of the Company immediately prior to such merger, consolidation or sale shall, immediately after such merger, consolidation or sale, own less than fifty percent (50%) of the issued and outstanding capital stock of the person or entity that is the surviving company of any such merger or consolidation, or the acquirer in the case of any such sale of all or substantially all of the assets of the Company. In the event of a discrepancy between an option award and this offer letter, the terms of this offer letter shall prevail.

You will be eligible to participate in fringe benefit plans as may be generally available to other Company employees. Policies applicable to other employees of the Company shall also be applicable to you. Initially, this will include eligibility to participate in the Company's group health plan, reimbursement for Company approved travel (in accordance with the Company's expense reimbursement policies), and accrual of up to twenty (20) days per year of paid vacation time (accrued and useable in accordance with the Company's vacation policies). Vacation days stop accruing after reaching the maximum allowable accrual for the year, after which time no vacation time will be accrued until used.

Employment with the Company is contingent on verification of eligibility to work. Due to the Immigration Reform and Control Act of 1986, all employees hired after November 6, 1986, must provide verification of employment eligibility prior to commencement of employment. We will need you to provide proper identification on within the first three (3) days of work so that we can verify your employment eligibility. Your employment is also contingent on your execution of the Company's standard Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, a copy of which is attached for your review and signature. Please sign and return the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement on or before your first day of employment.

Additionally, you represent that you are not subject to and will not be subject to any agreements, restriction or obligations, including any noncompetition agreements or restrictions or any nondisclosure or confidentiality agreement or restrictions, which prevent you from performing (or in any other way adversely impact your ability to perform), your employment duties on behalf of the Company. Whether or not you are bound by the terms of any such agreements, you agree that during your employment with the Company, you will not disclose or use, or induce anyone at the Company to use, any confidential, proprietary or trade secret information or material belonging to any former employer or other person or entity.

The terms set forth herein shall not be modified except pursuant to a written agreement signed by both parties. This letter is governed by Massachusetts law.

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We look forward to your contributions towards the growth of the Company.

Sincerely,

Eyegate Pharmaceuticals, Inc.

By: /s/ Stephen From

Name: Stephen From

Its:      President and CEO

Receipt acknowledged:

/s/ Ryan R. Brenneman, CPA, JD                                   April 25, 2016

Ryan R. Brenneman, CPA, JD

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